UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. 2)

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CPI CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 25, 2009

IMPORTANT UPDATE FOR STOCKHOLDERS OF CPI CORP.

CPI’S TWO LARGEST, UNAFFILIATED STOCKHOLDERS PUBLICLY SUPPORT CPI

ANNOUNCE INTENTION TO VOTE FOR CPI’S DIRECTOR NOMINEES

ON THE WHITE PROXY CARD

Dear Fellow Stockholders:

With CPI Corp.’s 2009 Annual Meeting of Stockholders rapidly approaching, I am pleased to report that CPI’s two largest, unaffiliated stockholders, Century Management and its affiliate, Van Den Berg Management, and Lafitte Capital Management, which in the aggregate owned approximately 23% of the Company’s outstanding shares as of the May 9, 2009 record date, have publicly pledged to vote their shares for CPI’s director nominees at the Company’s July 8, 2009 Annual Meeting of Stockholders.

In its June 22, 2009, press release, Century Management, and its affiliate Van Den Berg Management, which collectively owned approximately 15.5% of the Company’s outstanding shares as of the May 9, 2009 record date, stated the following:

“[A]fter carefully reviewing the positions of CPI and Ramius with regard to the election of directors at CPI’s Annual Meeting, Century Management has decided to vote its shares in favor of all six of the candidates nominated by the CPI Board of Directors.”

“As long-term share holders of CPI, we are confident that the CPI Board of Directors and management team have taken the right steps to create value for all stockholders. As a result of their efforts, we believe that CPI is on the right path and well positioned to compete. We believe that electing the Board’s director nominees is in the long-term interests of CPI stockholders, and we intend to vote our shares for the CPI director nominees.”

In its June 22, 2009 press release, Lafitte Capital Management, which owned approximately 7.8% of CPI’s outstanding shares as of the May 9, 2009 record date, stated the following:

“We intend to vote our shares, which represent approximately 7.8% of CPI’s outstanding shares, in favor of all of the CPI Board’s nominees at the upcoming Annual Meeting. We are pleased with the strategic direction of the Company under the stewardship of the CPI Board. Furthermore, we are extremely pleased with the Board’s slate which includes the nomination of

Paul Finkelstein. We believe Mr. Finkelstein will bring highly relevant experience and expertise to the CPI Board. After speaking with both CPI and Ramius, we feel that the interests of our clients are best served by electing the directors nominated by the CPI Board of Directors.”

Century Management and Lafitte Capital Management are both long-term holders of the Company’s shares who possess a deep understanding of the Company and the industry. We maintain a strong, ongoing dialogue with these key stockholders, as well as many others, and we value their ideas and opinions. We appreciate their strong endorsement of the Board and the direction of the Company.

CPI’s director nominees bring extensive outside business and board experience. Four directors serving since 2004 have a proven, successful track record of taking aggressive actions on behalf of stockholders in response to challenging industry conditions. The Company’s two, more recent nominees were selected through an independent governance process and bring exceptional capabilities and highly relevant CEO-level and board experience. Ramius’s nominees, by contrast, lack relevant industry and board experience and are not independent of Ramius. Please consider the following nominee comparisons:

Koeneke vs. Feld: Koeneke is The Clear Choice

Ramius seeks to replace CPI Nominee Koeneke with Ramius Nominee Feld: Koeneke is the clear choice.

Michael Koeneke	Peter Feld
CPI NOMINEE	RAMIUS NOMINEE

Mr. Koeneke, 62, is a former Global Head of Mergers and Acquisitions at Merrill Lynch.
Mr. Koeneke brings extensive experience advising public company boards and managing a high performance, professional services organization. He played a vital role in the development and oversight of strategies that have successfully transformed both the Sears Portrait Studio and PictureMe Portrait Studio business. Mr. Koeneke is also a strong shareholder advocate well-versed in assessing value-creating strategic alternatives including M&A opportunities.

Mr. Feld, 30, is only five years out of an investment banking analyst program at B of A Securities. He was appointed to the board last July as a surrogate for a more senior colleague who desired to spend his time on other projects. Mr. Feld’s brief tenure on the CPI board represents his only substantial board experience. What’s more, in this short period of time, he has shown that he lacks the authority and experience to act on even fairly routine matters without checking with his superiors at Ramius.

New Nominee Comparison: No Contest

The quality and relevance of a candidate’s “retail” experience matters. Ramius Nominee Izganics is substantially less qualified than CPI Nominees Finkelstein and Glazer and was hand-picked by Ramius rather than identified through an independent process.

Paul Finkelstein	Michael Glazer	Joseph Izganics
CPI NOMINEE	CPI NOMINEE	RAMIUS NOMINEE

Mr. Finkelstein, 66, is the Chairman and CEO of Regis Corporation, the worldwide leader in the global hair salon industry with over 12,800 locations and approximately $2.5 billion in sales. Mr. Finkelstein led the successful development and operation of the SmartStyle and Cost Cutter salons in more than 2,400 Walmart locations. As a result, Mr. Finkelstein brings a deep understanding of the opportunities and challenges of operating a consumer-centric, professional services organization within a hosted environment.

Mr. Glazer, 61, formerly served as the CEO of KB Toys where he focused on a customer demographic similar to CPI’s and also, at one time, operated leased departments in Sears stores. Mr. Glazer brings a deep understanding of our industry based on his previous experience as a board member of Picture People, a significant portrait studio competitor. Mr. Glazer’s extensive public company board experience includes leadership roles on the boards of Stage Stores, where he remains a director, Brookstone and Big Lots.

Mr. Izganics, 48, is a former field employee of Home Depot. Mr. Izganics began his career with Home Depot as an assistant store manager. The highest level he obtained was Southern regional president, a position he held for only 1 ½ years before departing Home Depot last January. Mr. Izganics has no public company board experience. Home Depot’s retail operations are substantially different from operating a hosted, professional photography services business primarily focused on young mother’s with children.

CPI urges stockholders to follow the Company’s two largest, unaffiliated stockholders by signing, dating and returning the WHITE proxy card today. If you have any questions or need any assistance voting your shares, please do not hesitate to contact our proxy solicitor, MacKenzie Partners, Inc., by toll-free telephone at 800-322-2885 or by e-mail at proxy@mackenziepartners.com.

Sincerely,

David Meyer

Chairman of the Board

Important Information

CPI Corp. has filed a definitive Proxy Statement with the Securities and Exchange Commission ("SEC") and has furnished to its stockholders a Proxy Statement in connection with the solicitation of proxies for the 2009 Annual Meeting of stockholders. The Company advises its stockholders to read the Proxy Statement relating to the 2009 Annual Meeting because it contains important information. Stockholders may obtain a free copy of the Proxy Statement and other documents that CPI files with the SEC at the SEC's website at www.sec.gov. The Proxy Statement and these other documents may also be obtained for free from CPI by directing a request to CPI Corp., 1706 Washington Avenue, St. Louis, Missouri 63103-1717, Attn: Corporate Secretary, calling (314) 231-1575, or by contacting MacKenzie Partners, Inc., by toll-free telephone at 800-322-2885 or by e-mail at proxy@mackenziepartners.com.

Certain Information Concerning Participants

CPI Corp. and its directors and executive officers (other than Peter Feld) may be deemed to be participants in the solicitation of proxies from stockholders in connection with the Company's 2009 Annual Meeting. Information concerning persons who may be considered participants in the solicitation of the Company's stockholders under the rules of the SEC is set forth in public filings by the Company with the SEC, including the proxy statement relating to the 2009 Annual Meeting of stockholders.

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